Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-104743 and 333-144442) of Forward Industries, Inc., of our report dated December 9, 2009, which appears in the annual report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2009.

/s/ Kaufman, Rossin & Co., P.A.

Certified Public Accountants

December 9, 2009

Miami, Florida